Exhibit 10.3

EXECUTION VERSION

July 1, 2019

[Name]

[Address]

Re:  Retention Bonus

Dear [Name],

We are pleased to offer you a cash incentive bonus opportunity to remain in the employ of Atlas Air, Inc. (the “Company”) and to promote the long-term success of the Company’s business operations. We are offering you the retention bonus opportunity described in this letter agreement because we recognize your importance to the success of our business, and to reinforce our belief that you, together with the other members of our senior management team, have the potential to make a significant impact on our future growth.

Retention Bonus

You will be eligible to receive a cash retention bonus equal to $1,500,000 (the “Retention Bonus”), $500,000 of which will vest on December 31, 2020 and $1,000,000 of which will vest on December 31, 2021 (each, a “Vesting Date”). The applicable portion of your Retention Bonus will be paid on the next payroll date following the applicable Vesting Date, less applicable withholding taxes, subject to you remaining continuously employed with the Company or one of its subsidiaries, parents and affiliates (collectively, the “Atlas Companies” and each, an “Atlas Company”) through the applicable Vesting Date.

Notwithstanding the foregoing, your full unpaid Retention Bonus will become immediately vested and payable upon: (i) termination of your employment by the Company without Cause, (ii) your resignation for Good Reason, (iii) your untimely death, or (iv) your Permanent Disability, provided that, in the case of termination of your employment without Cause or your resignation for Good Reason, you timely execute a customary general release of claims. Any unpaid portion of your Retention Bonus will be forfeited if you are terminated for Cause or you resign without Good Reason prior to a Vesting Date.

For the avoidance of doubt, your Retention Bonus is in addition to any other benefits you may already be entitled to receive pursuant to other agreements and arrangements that you may have previously entered into with the Company.

Definitions

For the purposes of this letter agreement, the following terms shall have the meanings set forth below:

1.

“Cause” shall mean (i) your refusal or failure (other than during periods of illness or disability) to perform your material duties and responsibilities to an Atlas Company, (ii) your conviction or plea of guilty or nolo contendere in respect of any felony, other than a motor vehicle offense, (iii) your commission of any act which causes material injury to the reputation, business or business relationships of any Atlas Company, including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) your commission of any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) your violation of any applicable material policy of any Atlas Company, including, without limitation, a violation of the laws against workplace discrimination.

2.

“Change in Control” shall mean the occurrence of a “Change in Control” as defined under the terms of the Atlas Air Worldwide Holdings, Inc. 2018 Incentive Plan (or any subsequent incentive equity plan adopted by Atlas Air Worldwide Holdings, Inc. that supersedes the 2018 Incentive Plan at any relevant time).

3.

“Good Reason” shall mean (i) a material reduction in your annual base salary, percentage target bonus opportunity, or target long-term incentive award opportunity, in each case as then in effect, or other material benefits provided to officers of the Company, except where such reduction is part of a general reduction in salary or benefits by the Company, (ii) a material reduction in your title or job responsibilities or (iii) following a Change in Control, an attempted relocation of your position to a position that is located greater than forty (40) miles from the location your most recent principal location of employment with the Company; provided, however, that you shall be treated as having resigned due to Good Reason only if you provide the Company with a notice of termination within ninety (90) days of the initial existence of one of the conditions described above, following which the Company shall have thirty (30) days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, you must terminate your employment not later than thirty (30) days following the end of such cure period.

4.

“Permanent Disability” shall mean you have been continuously disabled from performing the duties assigned to you during your employment for a period of six (6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months. Notwithstanding the foregoing, in the event that, as a result of an absence because of mental or physical incapacity or other impairment, you incur an earlier “separation from service” within the meaning of Section 409A of the Internal Revenue Code, you shall on such date automatically be terminated from employment with the Company, and your employment shall terminate, as a result of Permanent Disability.

Miscellaneous

You acknowledge and agree that nothing in this letter agreement shall confer upon you any right to continue in the employ of any Atlas Company, or interfere in any way with any right of any Atlas Company to terminate such employment at any time for any reason whatsoever (whether for Cause or without Cause) without liability to an Atlas Company, except as may be specifically provided in this letter agreement.

Your Retention Bonus granted hereunder will not be deemed to create a trust or other funded arrangement. Your rights with respect to the Retention Bonus will be those of a general unsecured creditor of the Company, and under no circumstances will you have any other interest in any asset of the Company by virtue of the Retention Bonus.

No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.  This letter agreement is governed by the laws of the State of New York without regard to its conflict-of-law rules.

We remain excited about the continued growth and success that awaits Atlas Air Worldwide Holdings, Inc. and the Company, and each of our roles in executing on our long-term strategic plan.  Thank you for your efforts on behalf of the Company.

ATLAS AIR, INC.

By:

Name:	John W. Dietrich
Title:	President and Chief Operating Officer

Acknowledged and agreed:

[Name]